Home Equity Loan-Backed Term Notes, GMACM Series 2003-HE1
	Payment Date	05/27/2003

Servicing Certificate	Group 1
Beginning Pool Balance	379,958,249.58
Beginning PFA	128,149,603.52
Ending Pool Balance	399,220,899.96
Ending PFA Balance	107,766,385.80
Principal Collections	22,476,382.82
Principal Draws	17,146,604.12
Net Principal Collections	-
Active Loan Count	13,599

Interest Collections	1,421,119.78

Additional Mortgage Loans - Revolving Period	24,592,429.08
Additional Mortgage Loans - Due to Funding Event	0.00

Net WAC Rate	4.84986%
Substitution Adjustment Amount	0.00

Excess Cash	765,444.92

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	200,000,000.00	200,000,000.00	1.0000000	0.00	250,666.67	0.00	39.20%	1.410%
Class A-2	150,000,000.00	150,000,000.00	1.0000000	0.00	193,333.33	0.00	29.40%	1.450%
Class A-3	160,236,000.00	160,236,000.00	1.0000000	0.00	227,891.20	0.00	31.40%	1.600%
Variable Pay Revolving Notes	11,317,747.40	10,552,302.48	0.8947179	765,444.92	16,297.56	0.00	2.07%	1.620%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	(8,753,747.40)
Overcollateralization Amount Increase (Decrease)	765,444.92
Outstanding Overcollateralization Amount	(7,988,302.48)
Target Overcollateralization Amount	2,564,000.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	537,555.71		29	0.13%
Delinquent Loans (60 Days)*	18,666.04		2	0.00%
Delinquent Loans (90 Days)*	-		0	0.00%
Delinquent Loans (120 Days)*	-		0	0.00%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180+ Days)*	-		0	0.00%
REO	-		0	0.00%
Bankruptcy	-		0	0.00%
Foreclosures	-		0	0.00%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	0.00	0.00%

	Recovery To-Date
Beginning Recovery Amount	0.00
Current Month Recovery Amount	0.00
Ending Recovery Amount	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	349,485.59
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	349,485.59
Interest earned for Collection Period	225.78
Interest withdrawn related to prior Collection Period	45.67

Prefunding Account
Beginning Balance	128,149,603.52
Additional Purchases during Revolving Period	(20,383,217.72)
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance transferred to funding account	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	107,766,385.80
Interest earned for Collection Period	81,452.99
Interest withdrawn related to prior Collection Period	16,745.69

Funding Account
Beginning Funding Account Balance	4,692,146.90
Deposit to Funding Account	5,329,778.70
Excess Of Draws over Principal Collections	0.00
Payment for Additional Purchases	4,209,211.36
Prefunding balance sent to Funding account	0.00
Add Variable Funding Note	0.00
Ending Funding Account Balance as of Payment Date	5,812,714.24
Interest earned for Collection Period	817.36
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0

Bullet Termination Events	Yes/No
1) Term Notes have been downgraded below AAA/Aaa by S&P
and Moodys, respectively	No

2) Trust failed to receive advance of funds from VPRN holder
or failed to issue and sell an additional VPRN	No

3) Enhancer Default has occurred and is continuing	No

4-A) For 3 consecutive months, the average amount in the Funding
Account not used to purchase additional balances or subsequent mortgage loans is greater than 30% of the amount actually used to
purchase additional balances or subsequent transfer loans.	No

4-B) For 6 consecutive months, the average amount in the Funding
Account not used to purchase additional balances or subsequent mortgage loans is greater than 20% of the amount actually used to
purchase additional balances or subsequent transfer loans.	No

Funding Event	Yes/No
Reserve Sub-Account balance is more than $2,000,000, provided that the
Note Balance of the VPRN has been reduced to zero and the
Overcollateralization Target Amount has been met.	No